Exhibit 99

DATE: January 24, 2006

CONTACT:	Donald V. Rhodes
Chairman and
	Chief Executive Officer	(360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES FOURTH QUARTER and FULL YEAR 2005 EARNINGS

All share and per share amounts included within this release have been restated to reflect the 5% stock dividend declared September 15, 2005 and distributed on October 14, 2005.

2005 YEAR HIGHLIGHTS

•	Net income up 9.3% to $10,476,000

•	Return on Average Equity improves to 16.13% from 15.80%

•	Total Assets increase 7.7% to $751.2 million

•	Cash dividends continue plus a 5% stock dividend

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Donald V. Rhodes, Chairman and CEO of Heritage Financial Corporation (“Company”) today reported net income for the year ended December 31, 2005 of $10,476,000 compared with $9,585,000 for the year ended December 31, 2004 an increase of 9.3%. 2004 included a fourth quarter after tax gain of $144,000 on the sale of stock held in HCB Bancorp, Inc. Excluding the gain on the sale of HCB Bancorp stock, 2004 net income would have been $9,441,000 for an increase this year of 11.0%. Diluted earnings per share for year ended December 31, 2005 were $1.646 vs. $1.491 for the year ended December 31, 2004 an increase of 10.4%. Excluding the 2004 gain on the sale of HCB Bancorp stock, 2004’s diluted earnings per share would have been $1.468 and this year’s increase would have been 12.1%.

Net income for the fourth quarter ended December 31, 2005 was $2,692,000 compared to $2,633,000 for the fourth quarter in 2004, an increase of 2.2%. Excluding the 2004 sale of HCB Bancorp, this year’s fourth quarter increase would have been 8.2%. Diluted earnings per share for the quarter ended December 31, 2005 were $0.421 compared with $0.415 per diluted share for the quarter ended December 31, 2004, an increase of 1.4%. Excluding the gain on the sale of HCB Bancorp shares, 2004’s fourth quarter earnings would have been $0.392 per diluted share and this year’s fourth quarter increase would have been 7.4%.

On July 28, 2004, the Company announced the commencement of its 8th share buyback program to purchase and retire an additional five percent (5%) of the Company’s outstanding shares, or approximately 310,000 shares. At December 31, 2005, 223,000 shares remain to be purchased under the 8th program. During the quarter ended December 31, 2005, our repurchase activity declined significantly with the Company purchasing only 105 shares, all privately negotiated transactions, at an average price of $22.18. Through December 31, 2005, Heritage has repurchased 5,935,033 shares, or approximately 52.1% of the total shares outstanding as of March 31, 1999, at an average price of $12.15.

For the year ended December 31, 2005, return on average equity increased to 16.13% from last year’s 15.80%. For the year ended December 31, 2005, average equity increased by $4.3 million to $64.9 million and net income increased by $891,000. Return on average equity for the quarter ended December 31, 2005 declined to 16.10% from 17.24% for the same period last year. Last year’s fourth quarter benefited from the one time gain on the sale of the HCB Bancorp stock. Average equity increased by $5.8 million over the prior year’s fourth quarter and net income increased by $59,000.

Mr. Rhodes stated, “During our 2005 fiscal year we continued to improve our overall performance with net income increasing 9.3% and return on equity improving to 16.13%. Additionally, shareholder value was favorably impacted by a continuing increase in our quarterly cash dividend combined with our first stock dividend. During 2006 we will strive to further enhance shareholder value by continuing to improve all aspects of our performance.”

The net interest margin (net interest income divided by average earning assets) was 5.08% for the year ended December 31, 2005 compared to 5.13% in 2004. The net interest margin remained strong at 5.03% for the quarter ended December 31, 2005 compared to 5.12% for the quarter ended December 31, 2004. 2005 was marked by short-term interest rates rising faster than longer-term interest rates and a subsequent flattening of the yield curve. Management believes that pressure on the company’s net interest margin will continue in 2006.

Total assets increased $53.9 million or 7.7% to $751.2 million at December 31, 2005 from the December 31, 2004 balance of $697.3 million. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $52.4 million, or 8.9%, to $643.5 million at December 31, 2005 from $591.1 million at December 31, 2004. Borrowings were $39.9 million at December 31, 2005 compared to $40.9 million at December 31, 2004. Deposits increased $49.2 million, or 8.4%, to $636.5 million at December 31, 2005 from $587.3 million at December 31, 2004.

For the year ended December 31, 2005, net interest income before the provision for loan loss was $33,881,000 compared to $31,727,000 for the year ended December 31, 2004, an increase of 6.8%. For the quarter ended December 31, 2005 net interest income before the provision for loan loss was $8,619,000 versus $8,214,000 for the quarter ended December 31, 2004, an increase of 4.9%.

Noninterest income was $6,630,000 for the year ended December 31, 2005, compared to $6,498,000 for the same period in 2004, an increase of 2.0%. Noninterest income was $1,805,000 for the quarter ended December 31, 2005 compared to $1,702,000 for the quarter ended December 31, 2004, an increase of 6.1%. As previously stated in this release, last year’s noninterest income was boosted by the one-time pre-tax gain of

$218,000 on the sale of HCB Bancorp stock. The increase in noninterest income for the full year 2005 excluding the gain on sale in 2004 would have been 5.6%.

Noninterest expense for the year ended December 31, 2005 was $24,183,000 compared to $23,270,000 for 2004, an increase of 3.9%. Noninterest expense for the quarter ended December 31, 2005 was $6,190,000 compared to $5,861,000 for the quarter ended December 31, 2004, an increase of 5.6%. The efficiency ratio declined to 59.69% for the year ended December 31, 2005 from 60.88% for the year ended December 31, 2004. The efficiency ratio increased slightly to 59.38% for the quarter ended December 31, 2005 from 59.11% for the quarter ended December 31, 2004.

Nonperforming assets at December 31, 2005 were $1,207,000, or 0.16% of total assets, an increase from $319,000, or 0.05% of total assets at December 31, 2004 and an increase from the $864,000, or 0.12% of total assets as of September 30, 2005. Loan loss reserves as a percent of total loans decreased to 1.30% at December 31, 2005 from 1.38% at December 31, 2004. Loan loss charge offs net of recoveries were $608,000 for the full year ended December 31, 2005 up from $99,000 for the full year 2004 and $40,000 for the fourth quarter of 2005 down from $59,000 for the fourth quarter of 2004. Other real estate assets owned were $371,000 as of December 31, 2005 versus no other real estate and other assets owned as of December 31, 2004. The nonperforming assets to total assets ratio of 0.16% at December 31, 2005 is 11 basis points below the September 30, 2005 average ratio of 0.27% for West Coast publicly traded commercial banks, as monitored by D.A. Davidson and Company.

Brian Vance, President of Heritage Financial Corporation and President and Chief Executive Officer of Heritage Bank noted, “We are pleased with the progress we have made in the continuing execution of our Strategic Plan and especially in the key metrics of ROAE, net interest margin, net loan growth and earnings per share growth. As we execute the plan our focus remains on growing and strengthening our overall business relationships. We have a talented and experienced team of relationship managers who embrace our Strategic Plan and are strongly committed to its successful execution.”

On December 15, 2005, the Company’s Board of Directors declared a dividend of 19.0 cents per share payable on January 30, 2006 to shareholders of record on January 16, 2006, an increase of 0.5 cents from the prior quarter’s dividend of 18.5 cents per share. This is the thirty-second consecutive quarterly dividend to be paid and the thirty-first consecutive quarterly increase of 0.5 cents.

The Company also paid a 5% stock dividend, the first stock dividend in its history, on October 14, 2005 to shareholders of record as of September 30, 2005.

The Company has scheduled a telephone conference call on January 25, 2006 at 1:00 p.m. Pacific Time to discuss this earnings release. To access the call, please dial (877) 209-0397 a few minutes prior to 1:00 p.m. Pacific Time. The call will be available for replay for ten days by dialing 800/475-6701 — access code 812620.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South

Puget Sound region of Washington through its twelve full service banking offices and its Internet Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	December 31, 2005	December 31, 2004
Loans held for sale	$263	$381
Loans receivable	652,034	599,380
Allowance for loan losses	(8,496)	(8,295)

Net loans	643,538	591,085
Fed funds sold	—	6,000
Investment and interest earning deposits	48,852	50,120
Goodwill	6,640	6,640
Other assets	51,859	43,041

Total assets	$751,152	$697,267

Deposits	$636,504	$587,278
Borrowings	39,900	40,900
Other liabilities	8,628	8,145
Stockholders’ equity	66,120	60,944

Total liabilities and equity	$751,152	$697,267

Other Data
At quarter end:
Nonaccrual loans	$836	$319
Real estate and other assets owned	371	—

Nonperforming assets	$1,207	$319
Allowance for loan losses to:
Loans	1.30%	1.38%
Nonperforming loans	1,016.27%	2,600.31%
Nonperforming assets to total assets	0.16%	0.05%
Equity to assets ratio	8.80%	8.74%
Book value per share	$10.57	$9.76
Tangible book value per share	$9.51	$8.70

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Interest income	$12,118	$10,258	$45,428	$38,944
Interest expense	3,499	2,044	11,547	7,217

Net interest income	8,619	8,214	33,881	31,727
Provision for loan losses	225	135	810	645
Noninterest income	1,805	1,702	6,630	6,498
Noninterest expense	6,190	5,861	24,183	23,270

Income before income taxes	4,009	3,920	15,518	14,310
Federal income tax	1,317	1,287	5,042	4,725

Net income	$2,692	$2,633	$10,476	$9,585

Earnings per share:
Basic	$0.436	$0.427	$1.693	$1.534
Diluted	$0.421	$0.415	$1.646	$1.491
Performance Ratios (1):
Net interest margin	5.03%	5.12%	5.08%	5.13%
Efficiency ratio (2)	59.38%	59.11%	59.69%	60.88%
Return on average assets	1.46%	1.53%	1.46%	1.44%
Return on average equity	16.10%	17.24%	16.13%	15.80%
Weighted Average Common Shares Outstanding:
Basic	6,182,099	6,171,915	6,189,497	6,248,418
Diluted	6,394,926	6,342,642	6,363,002	6,429,494

(1)	Ratios are calculated on an annualized basis.

(2)	Recurring noninterest expense divided by the sum of net interest income and noninterest income representing the dollars of expense required to produce one dollar of revenue.